ASB Bancorp, Inc. Names New Director

ASHEVILLE, N.C., Sept. 19, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today that on September 15, 2014, the Board of Directors of ASB Bancorp, Inc. and Asheville Savings Bank, S.S.B. voted to expand the size of the Board for the Company and the Bank and appointed a new director, Ms. Alison Smith.

Ms. Smith assumed her position effective September 15, 2014 and will serve on the Audit Committee and the Asset Liability Committee of the Board.

Ms. Smith serves as President of Smith Capital Inc., a financial advisory and investment banking firm in Charlotte, North Carolina and has served in such capacity since 1995. Ms. Smith has also served as a director of Yadkin Valley Financial Corporation from 2009 until 2014, where she chaired the Audit Committee and served on the Executive, ALCO and Capital committees, and American Community Bancshares, Inc. from 2000 until 2009, where she chaired the Nominating Committee and served on the Audit and Compensation committees. She has substantial experience advising, evaluating and structuring bank acquisitions, valuing bank securities and writing bank strategic plans.

ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina.

Contact:
Suzanne S. DeFerie
Chief Executive Officer
ASB Bancorp, Inc.
(828) 254-7411

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